UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant   ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐   Preliminary Proxy Statement.
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐   Definitive Proxy Statement.
☑   Definitive Additional Materials.
☐   Soliciting Material Pursuant to §240.14a-12.
Dick’s Sporting Goods, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DICK’S SPORTING GOODS, INC.
SUPPLEMENT TO PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2010

This supplement relates to the proxy statement filed with the Securities and Exchange Commission on or about April 21, 2010, relating to the Annual Meeting of Stockholders of Dick’s Sporting Goods, Inc. (the “Company”) to be held on June 2, 2010 at the Hyatt Regency, 1111 Airport Boulevard, Pittsburgh, PA 15231, (724) 899-1234, beginning at 1:30 p.m. local time.

The purpose of this supplement is to provide notice that, following the printing of the Company’s 2009 Proxy Statement but prior to mailing, the Company received notice from Brian J. Dunn of his intention not to stand for reelection to the Company’s Board of Directors, although he will continue to serve on the Board until the June meeting. Mr. Dunn was listed as a Class B nominee to the Company’s Board of Directors in the proxy statement and on the corresponding proxy card. Please disregard Mr. Dunn’s name as you complete your voting. All other information contained in both the Proxy Statement and the proxy card is unchanged.

Any votes in favor of Mr. Dunn will be disregarded for purposes of the election of directors. At the current time, Mr. Dunn’s position on the board of directors will remain vacant. The Board of Directors will evaluate the board composition and will consider candidates as necessary to fill the Board vacancy in due course.

April 21, 2010